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                                                                     EXHIBIT 5.1

                                January 18, 2002



Acres Gaming Incorporated
7115 Amigo, Suite 150
Las Vegas, Nevada 89119

        RE: 3,033,639 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF ACRES
            GAMING INCORPORATED

Ladies and Gentlemen:

        We have acted as counsel to Acres Gaming Incorporated (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to 3,033,639 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), that are issuable upon the conversion of the Company's 6% Convertible Subordinated Debentures (the "Debentures") or upon the exercise of certain warrants (the "Warrants") pursuant to the respective terms thereof. We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when and if issued and delivered upon conversion of the Debentures or exercise of the Warrants, such Shares will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,



                                            PERKINS COIE LLP